Exhibit 10.12

By Hand

June 17, 2016

Dr. Lana Janes

c/o 887 Great Northern Way, Suite 250

Vancouver, BC

V5T 4T5

Dear Lana:

Re:	Employment Agreement Amendment

Further to our recent discussions, this letter confirms our agreement to amend your Employment Agreement dated January 1, 2010, as amended (the “Employment Agreement”) as follows:

2.2	Retention Bonus – In return for providing continued services under this Agreement, QLT will pay to Employee a cash retention bonus of CAD $60,000 less statutory withholdings payable 15 days following June 16, 2017 (the “Retention Bonus”) subject to the terms of this Agreement. The Retention Bonus will be paid provided Employee is an active employee of the Company for the full period from June 17, 2016 (the “Bonus Start Date”) to June 16, 2017, inclusive (the “Retention Bonus Period”). In the event Employee is not an active employee throughout the Retention Bonus Period (i.e. Employee is on a leave from his/her employment for any reason except approved vacation), then the amount of the Retention Bonus will be pro-rated by the ratio of the number of days Employee worked during the Retention Bonus Period to the number of working days in the Retention Bonus Period. In addition, if Employee is not an active employee on June 16, 2017, then the payment date of the pro-rated Retention Bonus will be adjusted such that Employee will receive such payment owing within 15 days of his/her first day of return to work. Despite the foregoing,

I.	in the event that either (1) Employee gives notice of resignation from his/her employment with the Company on or prior to June 16, 2017 or (2) just cause exists to terminate his/her employment prior to the payment date, then Employee’s participation in and eligibility for the Retention Bonus will terminate and he/she will not receive any Retention Bonus;

II.	in the event the Company terminates Employee’s employment without cause on or prior to June 16, 2017, then the Company will pay to Employee the full Retention Bonus of CAD $60,000 within 15 days after Employee’s termination date provided that if Employee is not an active employee throughout the Retention Bonus Period up to termination date then the Retention Bonus will be pro-rated by the ratio of the number of days he/she worked from the Bonus Start Date to the termination date to the number of working days from the Bonus Start Date to the termination date.

Page 1	initials

In addition to the Retention Bonus, QLT will grant to Employee 60,000 Restricted Stock Units subject to the terms and conditions set out in the QLT 2000 Incentive Stock Plan and the applicable RSU agreement.

This amendment of your Employment Agreement is effective as of the date of this letter.

Your Employment Agreement as amended by this letter will continue to govern your employment with QLT Inc.

Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a copy of this letter on or before June 30, 2016.

If you have any questions, please contact me.

Yours truly.

QLT Inc.

/s/ Geoffrey Cox	June 17, 2016
Dr. Geoffrey Cox
Interim CEO

I confirm my agreement to the terms and conditions set out above.

/s/ Lana Janes	June 22, 2016
Dr. Lana Janes